Exhibit 99.1

FOR IMMEDIATE RELEASE
May 24, 2006

Novell Divests Management Consulting Subsidiary

WALTHAM, Mass. – May 24, 2006 — Novell, Inc. (NASDAQ:NOVL) today announced that it has sold its shares in Celerant Consulting, Novell's majority-owned management consulting subsidiary, to a group composed of Celerant management and Caledonia Investments, a UK-quoted investment trust, for $77 million. The sale fulfills Novell's previously announced plan to explore strategic alternatives for Celerant. With the sale of its interest in Celerant, Novell will focus on its core businesses of Linux and open source; systems, security and identity management; and workgroup computing. The Celerant divestiture has no impact on Novell's existing IT consulting business. Novell will continue to offer IT consulting services around these core businesses.

“The sale of Celerant allows Novell to concentrate fully on our core technology growth businesses.” said Jack Messman, chairman and CEO of Novell. “Celerant has great operations management consulting expertise and top notch people. We wish Celerant and all of its employees great success.”

Novell acquired Celerant as part of its purchase of Cambridge Technology Partners in 2001. There will be no further shareholding or operational relationship between Novell and Celerant going forward.

The additional impact of this transaction on Novell's future financial results will be discussed by Novell management during the second fiscal quarter 2006 earnings call on May 31, 2006.

Citigroup Corporate and Investment Banking advised Novell on the transaction.

Forward-Looking Statement

This press release includes statements that are not historical in nature and that may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits and synergies of the company's brands and strategies, future opportunities and the growth of the market for Identity and Access Management and Open Platform Solutions. You should be aware that Novell's actual results could differ materially from those contained in the forward-looking statements, which are based on current expectations of Novell management and are subject to a number of risks and uncertainties, including, but not limited to, Novell's ability to integrate acquired operations and employees, Novell's success in executing its Linux* and identity and resource management strategies, Novell's ability to take a competitive position in the Linux and identity and resource management industries, business conditions and the general economy, market opportunities, potential new business strategies, competitive factors, sales and marketing execution, shifts in technologies or market demand and the other factors described in Novell's Annual Report on Form 10-K filed with the Securities and Exchange Commission on Jan. 10, 2006. Novell disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Novell

Novell, Inc. (Nasdaq: NOVL) delivers Software for the Open Enterprise™. With more than 50,000 customers in 43 countries, Novell helps customers manage, simplify, secure and integrate their technology environments by leveraging best-of-breed, open standards-based software. With over 20 years of experience, more than 5,000 employees, 5,000 partners and support centers around the world, Novell helps customers gain control over their IT operating environment while reducing cost. More information about Novell can be found at http://www.novell.com.

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Bruce Lowry
Novell
415-383-8408
blowry@novell.com

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Novell
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